Exhibit 10.13

Execution Copy
LICENSE AGREEMENT
(AP23573 in Medical Devices)

This License Agreement (this “Agreement”) is made effective as of October 9, 2007 (the “Effective Date”), by and between ARIAD Pharmaceuticals, Inc. and ARIAD Gene Therapeutics, Inc., both corporations with a principal place of business at 26 Landsdowne Street, Cambridge, MA 02139 (collectively, “ARIAD”), and ICON Medical Corp., a Delaware corporation with a principal place of business at 1414 South Green Road, Suite 309, Cleveland, Ohio 44121 (“ICON”).  ARIAD and ICON are each hereafter referred to individually as a “Party” and together as the “Parties.”

WHEREAS, ARIAD is the owner of, or otherwise controls, certain patents and technology relating to AP23573;

WHEREAS, ICON has expertise in developing and commercializing Stents which can deliver drug products for the treatment of restenosis;

WHEREAS, ICON desires to obtain the right from ARIAD to use AP23573 to evaluate, develop and commercialize certain Medical Devices, including Stents, that will deliver AP23573;

WHEREAS, ICON desires ARIAD to supply quantities of the active pharmaceutical ingredient of AP23573 to ICON for research, clinical and commercial use with certain Medical Devices, including Stents, that will deliver AP23573;

WHEREAS, ARIAD desires to grant to ICON rights to use AP23573 to evaluate, develop and commercialize certain Medical Devices, including Stents, that will deliver AP23573 and to supply quantities of AP23573 to ICON in connection therewith on the terms and conditions set forth in this Agreement and to be set forth in the Supply Agreement; and

WHEREAS, ARIAD will commit to ICON and to its other Exclusive Licensees that it will grant no more than three (3) licenses under Licensed Patent Rights and Licensed Technology for Licensed Products in the Licensed Field, and therefore must impose certain restrictions on ICON to assure compliance with such commitment, and ICON is willing to accept such restrictions in order to obtain one of such licenses.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

Whenever used in the Agreement with an initial capital letter, the terms defined in this Article 1 shall have the meanings specified.

1.1 “Adverse Event” shall mean any untoward medical occurrence required to be reported to any Regulatory Authority, including without limitation any occurrence defined as a “serious adverse event” in the applicable regulations or guidelines of the applicable Regulatory Authority (including without limitation Title 21 of the United States Code of Federal Regulations §§312.32 and 314.80 in the United States, and European Standard EN540 in the European Union) in a patient who has been administered AP23573.

1.2 “Affiliate” shall mean any corporation, firm, limited liability company, partnership or other entity that directly controls, is controlled by or is under common control with a Party to this Agreement.  For purposes of this Section 1.2, “control” means ownership, directly or indirectly through one or more entities, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity.

1.3 “API” shall mean the active pharmaceutical ingredient of AP23573.

1.4 “AP23573” shall mean ARIAD’s proprietary compound designated “AP23573,” described in [***] filed by ARIAD with the FDA and also known as “deforolimus.”

1.5 “AP23573 Clinical Trial” shall mean any Clinical Trial conducted by or on behalf of ARIAD or its Affiliates or licensees, including without limitation all Exclusive Licensees (other than ICON) and all Pharmaceutical Partners, to test AP23573 in humans.

1.6 “CE Mark” shall mean the “Conformite Europeene” mark issued upon approval by the Regulatory Authority to market and sell ICON Licensed Products in the countries of the European Union.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

1.7 “Challenge” means any challenge to the validity or enforceability of any of the Licensed Patent Rights, including without limitation by (a) filing a declaratory judgment action in which any of the Licensed Patent Rights is alleged to be invalid or unenforceable; (b) citing prior art pursuant to 35 U.S.C. §301, filing a request for re-examination of any of the Licensed Patent Rights pursuant to 35 U.S.C. §302 and/or §311, or provoking or becoming party to an interference with an application for any of the Licensed Patent Rights pursuant to 35 U.S.C. §135; or (c) filing or commencing any re-examination, opposition, cancellation, nullity or similar proceedings against any of the Licensed Patent Rights in any country.

1.8 “Change-in-Control” shall have the meaning set forth in Section 11.8.

1.9 “Clinical Trial” means any clinical trial, clinical study, research or study protocol intended to test the safety, efficacy or other properties of a product, including any drug or Medical Device, in humans.

1.10 “CMC Data” means the chemistry, manufacturing, and controls data set forth in Title 21 United States Code of Federal Regulations §314.50, as the same may be amended from time to time, or as otherwise required by applicable law and regulations to be included in an NDA, or the equivalent application to a Regulatory Authority for grant of marketing authorization outside the United States, as such data may be amended or supplemented from time to time.  For purposes of clarity, CMC Data shall be treated as Confidential Information of ARIAD for purposes of this Agreement.

1.11 “Commercially Reasonable Efforts” means, (i) with respect to activities of ARIAD or a Pharmaceutical Partner of ARIAD, the resources and efforts typically used by biotechnology and/or pharmaceutical companies, respectively, that are similar in size in the development of pharmaceutical products or the commercialization of pharmaceutical products of comparable market potential to AP23573, taking into account all relevant factors; and (ii) with respect to the activities of ICON or the assignee of ICON in a Change in Control, the resources and efforts typically used by Medical Device companies that are similar in size in the development of Medical Devices or the commercialization of Medical Devices of comparable market potential to ICON Licensed Products, taking into account all relevant factors.

1.12 “Completion” means, with respect to a First-In-Humans Clinical Trial or a Pivotal Clinical Trial, the date of implantation of the Medical Device, which is the subject of such Clinical Trial, in the last patient enrolled in such Clinical Trial.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

1.13 “Confidential Information” shall mean, with respect to a Party (the “Receiving Party”), all information which is disclosed by the other Party (the “Disclosing Party”) to the Receiving Party hereunder or to any of its employees, consultants or Affiliates and which is designated as confidential information, prior to, during or immediately after such disclosure.  For clarity, (a) all data from AP23573 Clinical Trials shall be deemed to be the Confidential Information of ARIAD, (b) each Party’s development plans and schedules, marketing and sales information, clinical and pre-clinical data, information and results, specifications, and protocols shall be deemed to be the Confidential Information of such Party, (c) all assays and/or analytical methods disclosed by ARIAD to ICON, including without limitation assays or analytical methods for determining [***] or for [***], and all results of experiments on ICON Licensed Products (other than [***] of ICON Licensed Products that ICON, in its reasonable commercial judgment, believes it needs to disclose for regulatory or commercial purposes) generated by ARIAD or Third Parties under contract to ARIAD or ICON from their use of such assays and/or analytical methods shall be deemed to be the Confidential Information of ARIAD, and (d) the chemical structure of AP23573 and the fact that it is an mTOR inhibitor is not Confidential Information of either Party.  Notwithstanding the foregoing, Confidential Information does not include information which (i) as of the date of disclosure, is known by the Receiving Party or its Affiliates, as demonstrated by written records, other than solely by virtue of a prior confidential disclosure to such Receiving Party or its Affiliates; (ii) as of the date of disclosure is in, or subsequently enters, the public domain, through no breach of this Agreement by the Receiving Party; (iii) is obtained by the Receiving Party from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party; or (iv) is independently developed by or for the Receiving Party without access or reference to, or reliance upon, any Confidential Information of the Disclosing Party as demonstrated by written records.

1.14 “Control” or “Controlled” shall mean with respect to any Patent Rights or Technology, the possession by a Party of the ability to grant a license or sublicense of such Patent Rights or Technology, as provided for herein, without violating the terms of any agreements between such Party and any Third Party and without requiring such Party to make any contractual payment to any Third Party in connection with the grant of such rights or the exercise thereof by the grantee.

1.15 “Current Good Laboratory Practices” or “cGLP” shall mean current good laboratory practice and standards as described in Directive 2004/9/EC of the European Parliament and of the Council of 11 February 2004 and in Directive 2004/10/EC of the European Parliament and of the Council of 11 February 2004 or in Title 21 of the United States Code of Federal Regulations Part 58, as amended, from time to time.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

1.16 "Current Good Manufacturing Practices" or "cGMP" shall mean the requirements for good manufacturing practice as set forth in Commission Directives 91/356/EEC and 2003/94/EC, as amended, and guidance documents issued pursuant to them, and as set forth in, Title 21 of the United States Code of Federal Regulations, Parts 210 and 211, as amended from time to time.

1.17 “Distributor” shall mean a Third Party seller or distributor of ICON Licensed Products who acquires such ICON Licensed Products for sale to Third Party medical providers delivering any ICON Licensed Product to the patient (e.g., a hospital or physician).

1.18 “Drug Master File” or “DMF” shall mean a drug master file and any amendment and supplements thereto, filed and maintained with a Regulatory Authority by or on behalf of ARIAD, which shall contain, among other things, ARIAD’s CMC Data and other relevant information concerning AP23573.

1.19 “Exclusive Licensees” shall mean ICON and up to two (2) additional Third Parties at any given time who have been or hereafter are granted a license, under the Licensed Patent Rights and Licensed Technology to develop, have developed, make, have made, use, have used, sell, have sold, offer for sale, import, have imported, export, have exported, distribute, market and/or promote Licensed Products for use in the Licensed Field.  The Parties hereby acknowledge that as of the Effective Date, Medinol Ltd. (“Medinol”) has been granted a license from ARIAD and shall be counted as one of the two (2) additional Exclusive Licensees permitted hereunder as long as the license from ARIAD to Medinol is in effect.

1.20 “FDA” shall mean the United States Food and Drug Administration and any successor agency or authority thereto.

1.21 “First Commercial Sale” shall mean, on a country-by-country basis, the date of the first arm’s length transaction, transfer or disposition for value to a Third Party of an ICON Licensed Product by or on behalf of ICON or any Affiliate of ICON in such country, but specifically excluding any transfers made for use in Clinical Trials, research, or other such non-commercial uses.

1.22 “First-In-Humans Clinical Trial” shall mean, with respect to an ICON Licensed Product, the first Clinical Trial of the ICON Licensed Product as an investigational device in accordance with applicable rules and regulations of the country or jurisdiction in which the Clinical Trial is conducted.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

1.23 “ICON Licensed Product” shall mean any embodiment of a Licensed Product that is developed by ICON or its Affiliates and for which Patent Rights or trade secrets covering a material aspect of the product, other than Licensed Patent Rights, are owned or Controlled by ICON or its Affiliates.

1.24 “IDE” shall mean an investigational device exemption, as defined in Title 21 of the United States Code of Federal Regulations, Part 812 et seq., as amended from time to time, filed or to be filed with the FDA.

1.25 “IND” shall mean an investigational new drug application, as defined in Title 21 of the United States Code of Federal Regulations, Part 312 et seq., as amended from time to time, filed or to be filed with the FDA.

1.26  “Licensed Field” shall mean the [***] of any [***] using a [***].

1.27 “Licensed Patent Rights” shall mean all Patent Rights that are Controlled by ARIAD as of the Effective Date or become Controlled by ARIAD during the License Term, to the extent necessary or useful to develop, use, manufacture, have manufactured, import, have imported, export, have exported, sell, have sold, offer to sell, distribute, market or promote ICON Licensed Products in the Licensed Field.  The Licensed Patent Rights as of the Effective Date are listed in Schedule A attached hereto and made a part hereof. During the Term, ARIAD shall provide to ICON an annual written update of Schedule A which includes any additional patents and patent applications comprising Licensed Patents not previously listed.

1.28 “Licensed Product” shall mean any Medical Device which delivers AP23573.

1.29 “Licensed Technology” shall mean and include all Technology, whether or not patentable, including but not limited to formulations, techniques and materials, that is Controlled by ARIAD as of the Effective Date or becomes Controlled by ARIAD during the License Term, to the extent necessary or useful to develop, use, make, have made, import, have imported, export, have exported, sell, have sold, offer to sell, distribute, market or promote ICON Licensed Products in the Licensed Field.

1.30 “License Term” shall mean, with respect to each ICON Licensed Product, on a country-by-country and product-by-product basis, the period commencing on the Effective Date and continuing, unless earlier terminated pursuant to Article 9, until the later of (i) the expiration or termination of the last Valid Claim covering the manufacture, sale, use or importation of AP23573 in such country or in the country of manufacture, or (ii) twelve (12) years from the First Commercial Sale in such country.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

1.31 “Major European Country” shall mean the United Kingdom, Germany, France, Spain, Belgium, Luxemburg, The Netherlands and Sweden.

1.32 “Medical Device” shall mean any [***]

1.33 “NDA” shall mean a New Drug Application filed with the FDA or any equivalent successor application or entity seeking authorization to market AP23573 as a pharmaceutical product in the United States.

1.34 “Net Sales” shall mean the gross invoiced sales price for all ICON Licensed Products sold by (i) ICON or ICON’s Sublicensees or their respective Affiliates to Third Parties (other than Distributors in the United States or any Major European Country) anywhere in the world, or (ii) ICON’s or ICON’s Sublicensees’ or their respective Affiliates’ Distributors in the United States or any Major European Country to Third Parties in such countries (each a “Seller”) less (a) allowances for normal and customary trade, quantity and cash discounts actually allowed and taken, (b) transportation and shipping, freight, handling, insurance and postage charges, if prepaid by the Seller and included on Seller’s bill or invoice as a separate item, (c) credits, rebates, returns pursuant to agreements (including, without limitation, managed care agreements) or government regulations, to the extent actually allowed, (d) sales, use and other consumption taxes similarly incurred to the extent included in the invoice as a separate item and actually paid by Seller, (e) retroactive and temporary price reductions that are actually allowed or granted, (f) discounts (including coupons and vouchers) pursuant to indigent patient programs and patient discount programs, to the extent taken, or (g) rebates paid to wholesalers for inventory management programs or distribution management agreements, in accordance with ICON’s practice reasonably and consistently applied.

1.35 “Patent Rights” shall mean the rights and interests in and to issued patents and pending patent applications (including inventor’s certificates and utility models) in any country or jurisdiction, including all provisionals, substitutions, continuations, continuations in part, divisionals, supplementary protection certificates, renewals, all letters patent granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations, patents of addition thereof, PCTs and foreign counterparts.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

1.36 “Pharmaceutical Partner” shall mean a pharmaceutical or biotechnology company, other than ICON, with which ARIAD enters or has entered into an agreement for the development and/or commercialization of AP23573 for the treatment of one or more cancer indications or other indications outside the Licensed Field.  The Parties hereby acknowledge that as of the Effective Date, Merck & Co., Inc. (“Merck”) has been granted such a license from ARIAD and shall be considered a Pharmaceutical Partner.

1.37 “Pivotal Clinical Trial” shall mean, with respect to an ICON Licensed Product, a well-controlled study in humans designed to determine, taking into account statistical considerations, the safety and efficacy of such ICON Licensed Product, which is conducted to support Regulatory Approval in the United States by the FDA of an ICON Licensed Product for one or more indication(s) in the Licensed Field.

1.38 “PMA” shall mean an application to obtain pre-market approval, as defined in Title 21 of the United States Code of Federal Regulations, Part 814 et. seq., as amended from time to time, filed with the FDA.

1.39 “Registration Process” shall mean ARIAD’s process for manufacturing API under Specified Regulatory Requirements.

1.40 “Regulatory Approval” shall mean any and all approvals by applicable Regulatory Authorities necessary to legally market and sell an ICON Licensed Product in any country or jurisdiction.

1.41 “Regulatory Authority” shall mean any supranational, national, federal, state or local regulatory agency, department, bureau or other governmental entity of any country or jurisdiction (including, without limitation, the FDA in the United States), having responsibility in such country or jurisdiction for any compulsory procedures, processes, registrations, or other filings of any kind in such country or jurisdiction relating to the approval of the manufacture, testing or sale of pharmaceutical products or medical devices, and any successor agency or authority thereto.

1.42 “Specified Regulatory Requirements” means applicable cGMPs and other applicable laws, rules, regulations, guidelines or requirements of the FDA, the European Agency for the Evaluation of Medicinal Products (the “EMEA”) or the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use (the “ICH”), or any successor agency or authority thereto.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

1.43 “Stent” shall mean a metal or non-metal mesh tube or pliable tube that is placed, by means of percutaneous methods, at the site of a blockage or vulnerable plaque within an artery and [***] to keep the vessel open after balloon angioplasty or the plaque contained following such percutaneous procedure.

1.44 “Sublicensee” shall mean an Affiliate of ICON or a Third Party to which ICON grants a sublicense in accordance with Section 2.1.3.

1.45 “Supply Agreement” shall mean a supply agreement to be negotiated and entered into by ARIAD and ICON as described in Section 3.2.

1.46 “Technology” shall mean and include any and all unpatented proprietary ideas, inventions, discoveries, Confidential Information, biological materials, data, results, formulae, designs, specifications, methods, processes, formulations, techniques, ideas, know-how, technical information (including, without limitation, structural and functional information), process information, pre-clinical information, clinical information, and any and all proprietary biological, chemical, pharmacological, toxicological, pre-clinical, clinical, assay, control and manufacturing data and materials, and, in the case of ICON, any and all mechanical, mechanical design and material science data and materials.

1.47 “Term” shall have the meaning set forth in Section 9.1.

1.48 “Third Party” shall mean any person or entity other than ICON, ARIAD or their respective Affiliates.

1.49 “Valid Claim” shall mean a claim in an issued, unexpired patent within the Licensed Patent Rights that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (b) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (c) has not been rendered unenforceable through disclaimer or otherwise, and (d) is not lost through an interference proceeding.

1.50 “Vascular Disease” shall mean [***].

2.	GRANT OF RIGHTS

2.1 License and Retained Rights.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

2.1.1 Grant of License.  Subject to the terms and conditions of this Agreement, ARIAD hereby grants to ICON a tri-exclusive, with up to two (2) other Exclusive Licensees, worldwide royalty-bearing license during the Term, with the right to grant sublicenses solely as set forth in Section 2.1.3, under the Licensed Patent Rights and Licensed Technology, to develop, have developed, make, have made, use, have used, sell, have sold, offer to sell, import, have imported, export, have exported, distribute, market or promote ICON Licensed Products in the Licensed Field.

2.1.2 Retained Rights.  Subject to the other terms of this Agreement and the Supply Agreement, ARIAD retains all rights to the Licensed Technology and the Licensed Patent Rights, including without limitation, the right to:

(a) develop, have developed, make, have made, use, have used, sell, have sold, offer for sale, import, have imported, export, have exported, distribute, market or promote any product, except that ARIAD shall not have the right to use, have used, sell, have sold, offer for sale, import, have imported, export or have exported, distribute, market or promote any Licensed Product in the Licensed Field;

(b) grant licenses to Affiliates and Third Parties under ARIAD’s interest in the Licensed Patent Rights and Licensed Technology, except that, after the Effective Date, ARIAD will not, at any given time, have outstanding  more than two (2) additional licenses to entities other than ICON, under the Licensed Patent Rights and Licensed Technology, to develop, have developed, make, have made, use, have used, sell, have sold, offer for sale, import, have imported, export, have exported, distribute, market and/or promote Licensed Products in the Licensed Field.  For the avoidance of doubt, if any such additional license ceases to be outstanding for any reason, ARIAD shall have the right to grant another such license to replace it;

(c) make or have made and sell or supply AP23573 for any purpose, provided that ARIAD will not use AP23573 in Licensed Products in the Licensed Field nor supply AP23573 to any party for use in Licensed Products in the Licensed Field other than to ICON hereunder or under the Supply Agreement or up to two (2) additional Exclusive Licensees licensed in accordance with clause (b) above; and

(d) perform research on the use of AP23573 and API in Medical Devices by itself, in collaboration with researchers at academic or non-profit institutions, or in collaboration with commercial entities, provided that no license is granted by ARIAD to any such academic, non-profit or commercial entity to sell, have sold, offer for sale, import, have imported, export, have exported, distribute, market and/or promote make, use or sell AP23573, API or any Licensed Product in the Licensed Field; and

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

(e) otherwise develop and exploit Licensed Patent Rights and Licensed Technology for any purpose other than Licensed Products for use in the Licensed Field.

No rights or licenses are granted hereunder (by implication, estoppel or otherwise) except as expressly set forth herein. The restrictions and limitations on ARIAD’s retained rights in this Section 2.1.2 shall, on a country by country basis, terminate and become void upon the expiration or termination of the Licensed Term in each such country.

2.1.3 Sublicense Right.  Subject to the terms and conditions of this Agreement, ICON shall have the right to grant sublicenses solely (i) to ICON’s Affiliates, (ii) to Sublicensees solely to enable such non-Affiliate Sublicensees to manufacture, market and sell outside the United States ICON Licensed Products that are either being sold by ICON in the United States or in a Major European Country or for which ICON or an Affiliate of ICON is conducting a Pivotal Clinical Trial, or (iii) to contract manufacturers to enable such manufacturers to manufacture ICON Licensed Products for sale by ICON, ICON’s Sublicensees, Affiliates or Distributors, or the Distributors of ICON’s Sublicensees or Affiliates.  ICON may not grant a sublicense to any non-Affiliate entity to sell ICON Licensed Products in the United States, without the prior written consent of ARIAD. No sublicense shall grant a right to further sublicense without the prior written consent of ARIAD.  For clarity, except for sublicenses granted to contract manufacturers pursuant to this Section 2.1.3(iii), ICON shall not grant any Third Party any right to manufacture ICON Licensed Products for sale in the United States.

3.	DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS.

3.1 Development Obligations.  ARIAD’s and ICON’s obligations concerning the development and commercialization of AP23573 and ICON Licensed Products are set forth in this Article 3.

3.1.1 ARIAD’s Obligations.  During the Term, at ARIAD’s sole expense, ARIAD shall use Commercially Reasonable Efforts to:

(a) for so long as ARIAD and/or its Pharmaceutical Partner continue development or commercialization of AP23573 for use to treat cancer or another disease and for a period of at least one (1) year thereafter, or as otherwise set forth in the Supply Agreement (the “Transition Period”), continue manufacture of API (or continue to have API manufactured) as provided in the Supply Agreement, in accordance with the Specified Regulatory Requirements, in order to facilitate ICON’s efforts pursuant to Section 3.1.2;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

(b) promptly collect from its Pharmaceutical Partner(s), its Exclusive Licensees other than ICON, and all other entities conducting AP23573 Clinical Trials, all clinical safety data (including, without limitation, Adverse Event data) for patients enrolled in such AP23573 Clinical Trials to the extent ARIAD, its Pharmaceutical Partner(s) or its Exclusive Licensees other than ICON are required to provide such data to Regulatory Authorities;

(c) as soon as practicable following the filing by ARIAD, a Pharmaceutical Partner or an Exclusive Licensee other than ICON of any clinical safety data (including, without limitation, Adverse Event data) from any AP23573 Clinical Trial with any Regulatory Authority, until such time as ICON is no longer obligated to file clinical safety data from AP23573 Clinical Trials with any Regulatory Authority, provide to ICON a narrative summary report of such clinical safety data, including Adverse Events.  Such report shall be Confidential Information of ARIAD and shall be used by ICON solely for performing its obligations and/or exercising its rights under this Agreement including, without limitation, in accordance with Section 3.3.6.

(d) file and maintain a DMF with the FDA with respect to API as required by applicable FDA regulations within three (3) months of written request by ICON, but in no case prior to nine (9) months after the Effective Date;

(e) file and maintain a DMF with the EMEA with respect to API as required by applicable EMEA regulations within three (3) months of written request by ICON, but in no case prior to nine (9) months after the Effective Date;

(f) file and maintain a DMF with the Japanese Regulatory Authority with respect to API as required by applicable Japanese regulations at such time as ARIAD and its Pharmaceutical Partner determine to make such filing;

(g) perform applicable ICH stability testing on API;

(h) in ARIAD’s discretion, (i) perform analytical studies of AP23573 using ARIAD’s assays with respect to AP23573’s use in, deposition on and elution from ICON Licensed Products or (ii) make such assays available to a Third Party testing laboratory or ICON, under a separate agreement acceptable to ARIAD, so that such studies can be performed by such Third Party testing laboratory or ICON (but at ICON’s expense); and

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

(i) provide ICON and the Affiliates and permitted Sublicensees of ICON with a right of reference to all of ARIAD’s DMFs for AP23573 for use by ICON or any Affiliate or permitted Sublicensee of ICON with respect to obtaining Regulatory Approval of ICON Licensed Product.

The actions of Pharmaceutical Partners will be treated as actions of ARIAD in any determination whether ARIAD has satisfied its obligation with respect to any of the foregoing paragraphs.  For purposes of clarity, it is acknowledged that (i) ARIAD’s obligation under this Section 3.1.1 shall be limited to AP23573 as a drug, independent of any Medical Device, and shall not apply to any other aspects of any ICON Licensed Product, and (ii) ARIAD’s obligations under this Section 3.1.1 to use Commercially Reasonable Efforts do not require ARIAD and/or its Pharmaceutical Partner to continue development, manufacture (except during the Transition Period or as otherwise set forth in the Supply Agreement), marketing and/or Regulatory Approval efforts with respect to AP23573 if, in ARIAD’s and/or its Pharmaceutical Partner’s reasonable commercial judgment, it is not in its or their business interest to do so, in which event ARIAD shall promptly notify ICON in writing, and the Transition Period shall commence upon receipt by ICON of such notice.

3.1.2 ICON’s Obligations.  During the Term, at ICON’s sole expense, ICON shall use Commercially Reasonable Efforts to:

(a) develop and manufacture [***] ([***]) ICON Licensed Products under cGMP and to market (itself or through its Affiliates, its Sublicensees or its Distributors) such ICON Licensed Product(s) in the United States, all Major European Countries and Japan in order to achieve the milestones and cause ARIAD to receive the payments set forth in Section 4.3 as soon as practicable;

(b) initiate First-In-Man Clinical Trials and Pivotal Clinical Trials using ICON Licensed Products on a commercially reasonable timetable to be mutually agreed between ARIAD and ICON;

(c) file PMAs for ICON Licensed Products in the United States on a commercially reasonable timetable to be mutually agreed between ARIAD and ICON;

(d) file for CE Mark for ICON Licensed Products in the European Union on a commercially reasonable timetable to be mutually agreed between ARIAD and ICON; and

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

(e) seek pricing and marketing approval for ICON Licensed Products in Japan on a commercially reasonable timetable to be mutually agreed between ARIAD and ICON; provided, however, that ICON shall not have any obligation under this Section 3.1.2(e) until such time as ARIAD or its Pharmaceutical Partner files a DMF in Japan and such obligation shall be suspended if ARIAD or its Pharmaceutical Partner fails to reasonably maintain such DMF after its filing.

Either Party may initiate discussions of a timetable under clause (b), (c), (d) or (e) by written notice to the other.  If agreement on a timetable is not reached within sixty (60) days after receipt of the written request, the timetable shall be determined pursuant to Article 10.

ICON’s obligations under this Section 3.1.2 do not require ICON to continue development, manufacture, clinical development and regulatory work with respect to ICON Licensed Product(s) if [***].  Unless [***], ICON shall use Commercially Reasonable Efforts, subject to ARIAD’s fulfillment of the applicable obligations set forth in Section 3.1.1 for the relevant country or territory, to obtain Regulatory Approval in each of (i) the United States, (ii) all Major European Countries, and (iii) Japan.  If ICON determines not to continue development, manufacture, clinical development and regulatory work with respect to ICON Licensed Products in any of (i) the United States, (ii) the Major European Countries, and (iii) Japan, then ICON shall promptly notify ARIAD, and ICON and ARIAD shall each have the right to terminate this Agreement; provided, however, ARIAD may not terminate this Agreement under this Section if ICON can demonstrate commercially reasonable justification for its decision with respect to Japan.  For clarity, examples of such justification shall include [***].

3.1.3 Compliance with Laws and Regulations.  In undertaking its respective obligations pursuant to this Article 3, each of ARIAD and ICON shall comply with all applicable laws, regulations, ordinances and guidelines.  Without limiting the generality of the foregoing, with respect to the conduct of Clinical Trials in humans sponsored by a Party, such Party (and its agents and representatives) shall ensure compliance with, among other things, applicable regulations, standards and guidelines of good clinical practice of the FDA, the EMEA and the ICH, and other applicable regulations, standards and guidelines of other Regulatory Authorities governing the performance of such Clinical Trials.

3.2 Supply of API.

3.2.1 ARIAD shall provide to ICON up to [***] ([***]) grams of API for use in the development of ICON Licensed Products hereunder at a price of [***] dollars ($[***]) per gram as follows:  (a) [***] ([***]) grams shall be transferred to ICON within [***] ([***]) days of execution hereof in exchange for [***] dollars ($[***]) to an account designated by ARIAD; and (b) from time to time thereafter, ICON may request additional quantities of API, not to exceed the remaining [***] ([***]) grams, in exchange for payment to ARIAD of [***] dollars ($[***]) per gram.  Such API will be manufactured in the same manner as API manufactured under ARIAD’s agreement with its current Pharmaceutical Partner and comply with the Specified Regulatory Requirements therefor.  ICON agrees that such API shall not be used in humans.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

3.2.2 Promptly after the execution of a supply agreement for API between ARIAD and its current Pharmaceutical Partner, ARIAD and ICON shall use Commercially Reasonable Efforts to negotiate the Supply Agreement and within [***] ([***]) months thereafter enter into the Supply Agreement, pursuant to which ARIAD shall supply and ICON shall purchase, API at a price equal to ARIAD’s fully burdened cost of manufacture or acquisition thereof, plus [***] percent ([***]%), but in no event more than [***] dollars ($[***]) per gram.  The Supply Agreement will contain indemnification (including, without limitation, indemnification by ARIAD for Third Party claims arising from defects in API supplied by ARIAD), forecasting, ordering and quality provisions as agreed by the Parties, including a requirement that the API will be supplied in accordance with the Specified Regulatory Requirements, and will provide a right for ICON to manufacture API or have API manufactured by a contract manufacturer and give ICON access to relevant portions of ARIAD’s DMFs for API and provide ICON with relevant technical and quality information for the manufacture of API, in the event ARIAD fails or is unable to supply API to ICON as set forth in the Supply Agreement.

3.2.3 Notwithstanding anything to the contrary herein, ARIAD agrees not to sell API to any commercial Third Party, other than the other Exclusive Licensees, for commercial use in the Licensed Field, without the prior written consent of ICON.

3.3 Project Committee and Reporting.

3.3.1 Project Committee.  Each Party shall designate an appropriate individual to serve as its principal liaison (“Principal Liaison”).  A Party’s Principal Liaison shall serve as the principal point of contact for the other Party and shall coordinate and manage the performance of that Party’s obligations under this Agreement.  The Principal Liaisons shall function as a Project Committee and shall meet in person or by telephone, at a minimum, on a quarterly basis.  They shall act as the principal contacts and project managers for development of ICON Licensed Products in their respective companies.  For purposes of the Project Committee operations, the Parties’ understand and acknowledge that ARIAD’s employees have and can contribute expertise in the area of pharmaceutical product development, testing and commercialization, and ICON’s employees have and can contribute expertise in the area of Medical Device product development, testing and commercialization.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

3.3.2 Committee Operations.  The Project Committee shall establish procedures for regular quarterly meetings at which it shall: (a) provide summary progress reports and discuss and cooperate to resolve technical and regulatory issues relating to the development and commercialization of ICON Licensed Products encountered by either Party, (b) discuss and help in the development of  strategies to commercialize ICON Licensed Products worldwide, (c) provide input for the development plans for each ICON Licensed Product, including, without limitation, assistance with the development of timelines for achievement by each Party of the obligations specified in Sections 3.1.1 and 3.1.2 in order to seek marketing approval for ICON Licensed Products in the United States, the European Union and Japan, and (d) discuss and implement procedures to coordinate and manage each Party’s activities in meeting its respective obligations in Sections 3.1.1 and 3.1.2.  In addition to participation in such quarterly meetings, ARIAD shall use Commercially Reasonable Efforts to provide technical and regulatory assistance to ICON, within its area of expertise and solely related to AP23573, to assist ICON to develop, manufacture and obtain Regulatory Approvals to market ICON Licensed Products, including, without limitation, assistance in resolving questions or issues encountered by ICON related to AP23573 and its use of, deposition on or elution from an ICON Licensed Product.  Such assistance shall be organized through the Project Committee.  All information shared at Project Committee meetings shall be treated as Confidential Information of the disclosing Party and the recipient shall use such information only for purposes expressly permitted under this Agreement.  No information exchanged pursuant to this Agreement, other than clinical safety data (including, without limitation, Adverse Event data) or other data required to be provided by any other Exclusive Licensee to any Regulatory Authority, will be shared by ARIAD with any of the other Exclusive Licensees without the prior written consent of ICON.  In addition, it is acknowledged that ICON shall not be obligated, under this Section 3.3.2 or any other provision of this Agreement, to disclose any information regarding ICON Licensed Products, other than clinical safety data (including, without limitation, Adverse Event data) or other data required to be provided by ARIAD, any other Exclusive Licensee, any Pharmaceutical Partner or other licensee of ARIAD’s outside the Licensed Field to any Regulatory Authority, that ICON believes to be highly sensitive or of material strategic or competitive value.

3.3.3 Regulatory Information.  During the Term, the Parties shall share information for clinical and regulatory purposes as follows:

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

3.3.4 Investigator Safety Letters.  Each Party shall promptly (but in no event later than 72 hours before expiration of the earliest deadline to provide notice to clinical investigators pursuant to all relevant guidelines of Regulatory Authorities governing the conduct of Clinical Trials worldwide) provide a copy of all investigator safety letters generated by it or its Affiliates, licensees or sublicensees in connection with worldwide Clinical Trials of products containing AP23573 to the Principal Liaison of other Party.  Upon receipt thereof, the Party receiving such investigator safety letter shall (i) timely (in accordance with all relevant guidelines of Regulatory Authorities) disseminate or cause to be disseminated such investigator safety letters to each clinical investigator conducting Clinical Trials in any patient population worldwide with any product containing AP23573 on behalf of it or its Affiliates, licensees or sublicensees, and (ii) within 24 hours thereafter, confirm in writing to the Principal Liaison of the Party disclosing such investigator safety letter that it has complied with its obligation in clause (i) of this sentence.

3.3.5 ICON Data.  Subject to applicable laws governing patient confidentiality and to the extent necessary for ARIAD to comply with applicable statutes, laws, regulations, ordinances and guidelines governing Regulatory Approval of AP23573, ICON shall provide to ARIAD: (a) in readable electronic database format, all clinical safety data (including Adverse Events) from its Clinical Trials relating to ICON Licensed Products, (b) copies of all investigator safety letters provided by ICON to its clinical investigators in connection with Clinical Trials of ICON Licensed Products, and (c) only to the extent reasonably necessary for ARIAD to obtain Regulatory Approval of AP23573, summaries of data generated by ICON in connection with its preclinical studies of any product containing AP23573 (collectively, “ICON Data”).  ICON Data shall be treated as Confidential Information of ICON, and ARIAD shall maintain such ICON Data disclosed to it pursuant to this Section 3.3.5 in confidence and shall not use or disclose it to any Third Party other than to disclose, itself or through its agent, such ICON Data, after obtaining assurances that such ICON Data will be afforded confidential treatment by the recipient at least as restrictive as the treatment afforded Confidential Information hereunder, to its Exclusive Licensees, Pharmaceutical Partners, other licensees outside the Licensed Field or any Regulatory Authority solely as required in order for such recipient to obtain or grant, as the case may be, Regulatory Approval of a product containing AP23573; provided, that ARIAD shall not be required to obtain assurances of confidentiality from any Regulatory Authority.  For clarity, nothing contained in this Agreement shall prohibit ARIAD from filing with any Regulatory Authority, any information that ARIAD reasonably believes it is required to file under applicable laws, rules or regulations.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

3.3.6 ARIAD Data.  Subject to applicable laws governing patient confidentiality and to the extent necessary for ICON to comply with applicable statutes, laws, regulations, ordinances and guidelines governing Regulatory Approval of ICON Licensed Products, ARIAD shall provide ICON (i) the right to cross-reference to all clinical safety data (including Adverse Events) reported to any Regulatory Authority by ARIAD or by any of its Pharmaceutical Partners or other licensees (including the other Exclusive Licensees) or sublicensees under any IND or corresponding foreign country filing to obtain Regulatory Approval for AP23573, (ii) copies of all investigator safety letters provided by ARIAD or by any of its Pharmaceutical Partners or other licensees (including the other Exclusive Licensees) or sublicensees to its clinical investigators in connection with Clinical Trials of AP23573, and (iii) only to the extent reasonably necessary for ICON to obtain Regulatory Approval of any ICON Licensed Product, summaries of relevant data generated by ARIAD or, to the extent ARIAD has right to grant such right, by any of its Pharmaceutical Partners or, other licensees (including the other Exclusive Licensees) or sublicensees in connection with its preclinical studies of AP23573 (together with ARIAD’s report referred to in Section 3.1.1(c), “ARIAD Data”).  ARIAD Data shall be treated as Confidential Information of ARIAD and ICON shall maintain such ARIAD Data disclosed to it pursuant to this Section 3.3.6 in confidence and shall not use or disclose it to any Third Party (other than a Sublicensee or Distributor) except that:  (a) ICON or its Sublicensee, in each case itself or through its agent, may provide a cross-reference to ARIAD Data reported to any Regulatory Authority by ARIAD under its IND or corresponding foreign country filing to obtain Regulatory Approval for AP23573 in any country or may disclose ARIAD Data in a written submission to any such Regulatory Authority, in each case solely as required to obtain Regulatory Approval of ICON Licensed Products in the Licensed Field, but only after using reasonable efforts to obtain written assurances from the Regulatory Authorities to whom the information is being disclosed that such ARIAD Data will be afforded confidential treatment by such Regulatory Authority, and (b) ICON or its Sublicensee, upon prior notice to ARIAD, may verbally disclose ARIAD Data in any teleconference or meeting with any Regulatory Authority, in each case solely as required to obtain Regulatory Approval of ICON Licensed Products in the Licensed Field, but only after affording appropriate ARIAD personnel the opportunity on reasonable notice to participate in the portion of each such teleconference or meeting during which ARIAD Data may be disclosed; provided, that ICON shall not be required to obtain assurances of confidentiality from any Regulatory Authority.  For clarity, nothing contained in this Agreement shall prohibit ICON from filing with any Regulatory Authority, any information that ICON reasonably believes it is required to file under applicable laws, rules or regulations.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

3.3.7 ICON Licensed Product Reports.  During the Term, in addition to the requirements set forth in Sections 3.3.4 and 3.3.5, ICON shall provide the Project Committee with [***] written reports that summarize ICON’s efforts to develop and commercialize ICON Licensed Products hereunder.  In addition, ICON shall provide the Project Committee with prompt written notice of the occurrence of the First Commercial Sale of any ICON Licensed Product in each country in which any ICON Licensed Products is introduced.  ARIAD acknowledges that all reports provided by ICON pursuant to this Section 3.3.7 are ICON Confidential Information and ARIAD shall use such information only for purposes expressly permitted under this Agreement and may not disclose such information to any Third Party except to the extent required by law or expressly permitted by this Agreement.

3.3.8 ARIAD AP23573 Development Program Reports.  During the Term, in addition to the requirements set forth in Sections 3.3.4 and 3.3.6, ARIAD shall provide the Project Committee with [***] written reports that summarize ARIAD’s and its Pharmaceutical Partners’ efforts to obtain Regulatory Approval for AP23573 and to manufacture and supply API to ICON according to this Agreement and the Supply Agreement.  ICON acknowledges that all reports provided by ARIAD pursuant to this Section 3.3.8 are ARIAD Confidential Information and shall use such information only for purposes expressly permitted under this Agreement.

4.	PAYMENTS

4.1 Equity.  As partial consideration for this Agreement, ICON shall issue [***] shares of its Common Stock, $0.001 par value per share, to ARIAD pursuant to a Stock Purchase Agreement of even date herewith (the “Stock Purchase Agreement”).

4.2 Payment of Royalties; Royalty Rates.  In further consideration of the grant of the license granted under Section 2.1.1, and subject to the other terms of this Agreement (including the remainder of this Article 4), commencing on the date of the First Commercial Sale of each ICON Licensed Product in each country, and until the end of the License Term in such country, ICON shall pay ARIAD a royalty based on Net Sales resulting from the sale or transfer of ICON Licensed Products by (i) ICON or ICON’s Sublicensees or their respective Affiliates to Third Parties (other than Distributors in the United States or any Major European Country) anywhere in the world or (ii) by ICON’s or ICON’s Sublicensees’ or their respective Affiliates’ Distributors in the United States or any Major European Country in each calendar year (or partial calendar year), commencing with the First Commercial Sale of such ICON Licensed Product in any country in the world at the following rates:

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

If there is a Valid Claim at any time during the calendar year covering the manufacture, use or sale of AP23573 in the United States or any Major European Country	[***]% of Net Sales in all countries of the world
If there is no Valid Claim at any time during the calendar year covering the manufacture, use or sale of AP23573 in any of the United States or any Major European Country	[***]% of Net Sales in all countries of the world where there is a Valid Claim covering the manufacture, use or sale of AP23573

[***]% of Net Sales in all countries of the world where there is no Valid Claim covering the manufacture, use or sale of AP23573

4.3 Milestone Payments.

4.3.1 Payment.  In further consideration of the licenses granted under Section 2.1.1, and subject to the other terms and conditions of this Agreement, ICON shall make the non-refundable, non-creditable payments set forth in the table below to ARIAD within thirty (30) days of the first achievement of each of the following events by ICON or its Affiliates or Sublicensees with respect to (i) the first ICON Licensed Product to achieve the event, and (ii) the second ICON Licensed Product to achieve the event.  For clarity, it is expressly agreed that the milestone payments set forth in the column entitled “Milestone Payment for First ICON Licensed Product” will be payable only once and only then with respect to the first ICON Licensed Product to achieve the event.  For clarity, it is expressly agreed that the milestone payments set forth in the column entitled “Milestone Payment for Second ICON Licensed Product” will be payable only once and only then with respect to the second ICON Licensed Product to achieve the event.  Under no circumstances will ICON owe more than an aggregate total of Twenty-Seven Million, Three Hundred Seventy Five Thousand Dollars ($27,375,000) pursuant to this Section 4.3.1.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

Milestone	Milestone Payment for First ICON Licensed Product	Milestone Payment for Second ICON Licensed Product
Completion of [***]	$[***]	$[***]
Initiation of [***]	$[***]	$[***]
Obtaining [***]	$[***]	$[***]
Completion of [***]	$[***]	$[***]
Granting of [***]	$[***]	$[***]
Filing of [***]	$[***]	$[***]
Granting of [***]	$[***]	$[***]
Granting of [***]	$[***]	$[***]
After [***]	[***]	$[***]
After [***]	$[***]	[***]

ICON has advised ARIAD that it expects the first ICON Licensed Product to be a metal drug eluting Stent delivering AP23573 as a single therapeutic agent for use in major coronary arteries and that its development program is focused on such a Stent.  For avoidance of doubt, examples of a second ICON Licensed Product include a [***] delivering AP23573 to be used, for example, as a [***] (e.g., for use in a [***]), a [***] for any target vessel, a Stent for [***], a Stent with a [***] than the first ICON Licensed Product, a Stent with a [***], or a [***] that is [***].  For further clarity, a Stent comprised of [***] or [***] for use in the [***] as the first ICON Licensed Product but [***] shall [***] a second ICON Licensed Product.  ARIAD acknowledges that ICON has made no guarantees or representations related to its development program including, without limitation, the success of any ICON Licensed Product.

4.3.2 Determination that Payments are Due.  ICON shall provide ARIAD with prompt written notice upon its achievement of each of the milestones set forth in Section 4.3.1.  In the event that ARIAD believes any milestone payment is due in spite of not having received notice from ICON, it shall so notify ICON and shall provide to ICON the data and information reasonably supporting its belief that the conditions for payment have been achieved.  If ICON does not provide reasonable evidence that such milestone has not been achieved within forty five (45) days of receipt of the data and information from ARIAD, the conditions for such milestone payment under Section 4.3.1 shall be deemed to have been achieved.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

4.3.3 Skipped Milestones.  If, at the time any given milestone payment set forth in Section 4.3.1 is due and one or more preceding milestone payments for antecedent related milestone events have not been paid, then such unpaid antecedent milestone payments shall be paid at such time as well.  For example, if a milestone payment is made for granting of a PMA for a Second ICON Licensed Product but no Pivotal Clinical Trial has been initiated or completed for such Second ICON Licensed Product, the milestone payment for the initiation and completion of a Pivotal Clinical Trial will be paid concurrently with the milestone payment for granting of a PMA for the Second ICON Licensed Product.

4.4 Challenge Of Licensed Patents.  In further consideration of ARIAD’s grant of the licenses hereunder and except to the extent the following is unenforceable under the laws of a particular jurisdiction where a patent application within the Licensed Patent Rights is pending or a patent within the Licensed Patent Rights is issued, (a) in the event that any of ICON, its Affiliates and/or Sublicensees determines to initiate a Challenge or any of ICON, its Affiliates and/or Sublicensees determines to assist a Third Party in initiating a Challenge, ICON will provide written notice to ARIAD at least forty-five (45) days prior to any such initiation of a Challenge, which notice will include an identification of all prior art that ICON believes invalidates any claim of the Licensed Patent Rights; and (b) in the event that any of ICON, its Affiliates and/or Sublicensees initiates a Challenge or assists a Third Party in initiating a Challenge, the licenses granted by ARIAD to ICON hereunder shall upon written notice to ICON, be terminated as of the date of such notice and the restrictions on ARIAD set forth in Sections 2.1.1 and  2.1.2 shall no longer apply.

4.5 Payment Terms.

4.5.1 Payment of Royalties and Milestones.  Except as otherwise provided herein, ICON shall make any milestone or royalty payments owed to ARIAD hereunder, in arrears, within sixty (60) days following the end of each calendar quarter in which such payment accrues.  For purposes of determining when a sale of any ICON Licensed Product occurs under this Agreement, royalties shall accrue on the date of the invoice to the purchaser of the ICON Licensed Product.  Each royalty payment shall be accompanied by a report for each country in which sales of ICON Licensed Products occurred, and for which a royalty payment is due, in the calendar quarter covered by such statement, specifying:  (i) the gross sales (if available) and Net Sales in each country’s currency; (ii) the applicable royalty rate under this Agreement; (iii) the royalties payable in United States Dollars, including an accounting of deductions taken in the calculation of Net Sales; (iv) the applicable exchange rate used to convert from each country’s currency to United States Dollars under this Section 4.5. In no event shall more than one royalty be due ARIAD for any unit of ICON Licensed Product sold by ICON or its Sublicensees or their respective Affiliates or their respective Distributors anywhere in the world.  In the event of a sale of an ICON Licensed Product by ICON or a Sublicensee or any of their respective Affiliates to a Distributor in the United States or any Major European Country, the sale to such Distributor shall not be royalty bearing and only the resale by the Distributors shall be the royalty bearing sale.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

4.5.2 Overdue Royalties.  Subject to the other terms of this Agreement, royalties not paid within the time period set forth in this Article 4 shall bear interest at a rate of the lesser of either the maximum legally allowable interest rate or [***] percent ([***]%) per month, from the due date under Section 4.5.1 until paid in full.

4.5.3 Accounting.  All payments hereunder shall be made in the United States in United States Dollars.  Conversion of foreign currency to United States dollars shall be made at the conversion rate existing in the United States (as reported in The Wall Street Journal, Eastern Edition, for purchasing United States Dollars) on the last business day of the applicable calendar quarter in which the Net Sales took place.  If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the Parties reasonably agree.  ICON shall deduct any taxes which ICON is obligated to pay and/or withhold in any country on the payments due under this Agreement and pay them to the proper authorities as required by applicable laws.  ICON shall maintain official receipts of payment of any such taxes and forward these receipts to ARIAD within sixty (60) days following such payment and shall provide reasonable assistance to ARIAD in obtaining any legally due credit or refund of such taxes.

4.5.4 Tax Withholding; Restrictions on Payment.  All payments hereunder shall be made free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes as set forth in Section 4.5.3.  If by law, regulations or fiscal policy of a particular country, remittance of royalties in United States Dollars is restricted or forbidden with respect to royalties arising from a sale made in the local currency of such country, written notice thereof shall promptly be given to ARIAD and royalty payments shall be made in United States Dollars from the United States for as long as such prohibition is in effect.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

4.6 Records Retention; Review.

4.6.1 Royalty Record Retention.  Commencing as of the date of First Commercial Sale of the first ICON Licensed Product, ICON, its Sublicensees, the Distributors in the United States and Major European Countries, and their Affiliates shall retain, for a minimum of three (3) years from the end of the calendar year to which they pertain, their respective complete and accurate records of sales by ICON and its Affiliates, Distributors in the United States and Major European Countries, and Sublicensees, as the case may be, of each ICON Licensed Product in sufficient detail to allow the accuracy of the payments hereunder to be confirmed.

4.6.2 Review of Royalty Records.  Subject to the other terms of this Section 4.6.2, upon thirty (30) days’ prior written request from ARIAD no more frequently than once each calendar year, at ARIAD’s expense (except as provided in this Section 4.6.2 below), ICON shall permit an independent certified public accountant reasonably selected by ARIAD and reasonably acceptable to ICON to inspect (during regular business hours) the relevant records required to be maintained by ICON under this Section 4.6.  In every case, the accountant must have previously entered into a confidentiality agreement with both Parties substantially similar to the provisions of Article 5 and limiting the disclosure and use of such information by such accountant to authorized representatives of the Parties and the purposes germane to this Section 4.6.  Results of any such review shall be binding on both Parties, absent manifest error.  ARIAD agrees to treat the results of any such accountant’s review under this Section 4.6 as Confidential Information of ICON subject to the terms of Article 5.  If any review reveals any underpayment by ICON, ICON shall promptly pay ARIAD the amount remaining to be paid, and if such underpayment is by [***] percent ([***]%) or more, ICON shall pay the reasonable out-of-pocket costs and expenses of the review.  If any review reveals any overpayment by ICON, ARIAD shall promptly pay ICON the amount of such overpayment.

4.6.3 Affiliates and Sublicensees.  ICON shall cause its Affiliates and Sublicensees and Distributors in the United States and Major European Countries to retain records relating to ICON Licensed Products and permit an independent certified public accountant selected by ARIAD to inspect such records in the same manner as set forth in this Section 4.6.

5.	TREATMENT OF CONFIDENTIAL INFORMATION

5.1 Confidentiality Obligations.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

5.1.1 Each Party shall be deemed the owner of all right, title and interest, including all intellectual property rights, in and to the Confidential Information of that Party.  ARIAD and ICON each agree that, during the Term and thereafter, it shall (a) keep confidential, and shall cause all of its officers, employees, consultants, Third Party contractors and licensees and the officers, employees, consultants, Third Party contractors and licensees of its Affiliates to keep confidential, all Confidential Information of the other Party, and (b) use, and shall cause all of its officers, employees, consultants, Third Party contractors and licensees or sublicensees and the officers, employees, consultants, Third Party contractors and licensees or sublicensees of its Affiliates to use, all Confidential Information of the other Party solely for purposes expressly permitted under this Agreement.  Each Party shall take such action, and shall cause its Affiliates to take such action, to preserve the confidentiality of each other’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information, but no less than reasonable action.

5.1.2 ARIAD and ICON each agree that any disclosure of the other Party’s Confidential Information to any officer, employee, consultant, Third Party contractor or licensee of itself or any of its Affiliates (or a clinical investigator or Distributor in the case of ICON) shall be made only to the extent necessary to perform its obligations or exercise its rights under this Agreement, shall be limited to the maximum extent possible consistent with such obligations or rights and shall only be made to persons who are bound by written confidentiality obligations to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement.  ICON shall maintain all Confidential Information of ARIAD comprising CMC Data in a secure file with access limited to ICON’s regulatory personnel. Without limiting the generality of the foregoing, ICON shall cause its Affiliates and each Sublicensee or Distributor with access to Confidential Information of ARIAD comprising CMC Data to execute a written confidentiality agreement with ICON in form and substance satisfactory to ARIAD.  ICON shall use Commercially Reasonable Efforts to cause its Affiliates, Sublicensees and Distributors to comply with the material terms of such agreement and shall be liable to ARIAD for any breach thereof by any Affiliate, Sublicensee or Distributor.

5.1.3 Except as expressly permitted elsewhere in this Agreement, ARIAD and ICON agree not to disclose or transfer the other Party’s Confidential Information to any Third Parties under any circumstances without the prior written approval from the disclosing Party (such approval not to be unreasonably withheld, delayed or conditioned), except solely to the extent necessary or useful in the following circumstances: (i) filing and prosecuting patent applications and maintaining patents in accordance with Article 6 of this Agreement, (ii) filing, prosecuting or defending litigation in accordance with the provisions of Article 6,  (iii) as required to obtain Regulatory Approval to market or sell AP23573 and ICON Licensed Products, (iv) as reasonably necessary to obtain the services of any Third Party contractor in connection with the preclinical or clinical development of ICON Licensed Products, (v) as permitted in the Supply Agreement, or (vi) complying with court orders; provided, however, that if a Party is required to make any such disclosure of the other Party’s Confidential Information pursuant to any court order or discovery request, it will give reasonable advance notice to the other Party of such disclosure requirement and will use reasonable efforts to assist such other Party in efforts to limit disclosure of such information to the maximum extent possible and to secure confidential treatment of such information required to be disclosed.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

5.1.4 Each Party, upon the request of the other Party following termination of this Agreement, will return or destroy all the Confidential Information disclosed or transferred to it by the other Party pursuant to this Agreement, including all copies and extracts of documents and all manifestations in whatever form; provided however, that one (1) copy of such Confidential Information may be retained in a secure location solely for the purpose of establishing compliance with this Agreement and/or if required by law or regulation.

5.1.5 The Parties acknowledge and agree that any breach or threatened breach of the Article 5 will result in irreparable harm to the Party whose Confidential Information is subject to such breach or threatened breach, for which remedies at law will not be adequate.  Each Party, as a disclosing Party, shall therefore be entitled to seek injunctive relief in any court of competent jurisdiction in addition to any other remedy at law or in equity in the event of a breach or threatened breach of this Article 5.

5.2 Publication.  Notwithstanding the confidentiality obligations set forth in this Article 5, ICON and its Affiliates, Sublicensees and academic collaborators shall have the right to publish or present the results of its Clinical Trials, but shall have no right to publish ARIAD Confidential Information.  In order to balance this right with ARIAD’s proprietary interests, ICON hereby grants to ARIAD the right, and shall obtain from its Affiliates and sublicensees the right for ARIAD to review manuscripts or other material intended for publication, abstracts, posters and other disclosures, including, without limitation, the right of ARIAD to require the removal of any Confidential Information of ARIAD and shall use Commercially Reasonable Efforts to obtain the same review rights from its academic collaborators (“Proposed Disclosures”).  Such Proposed Disclosures shall be provided to ARIAD at least thirty (30) days prior to the date of submission for publication or other disclosure.  In the event that ICON is successful in obtaining such review rights from its academic collaborators, ICON shall provide ARIAD the same review rights subject to ARIAD’s completion of such review as set forth herein.  ICON shall not disclose any ARIAD Confidential Information to any academic collaborator unless ICON has obtained such review rights for ARIAD in a written agreement with the academic collaborator.  ARIAD shall complete any review hereunder within thirty (30) days of receipt of the Proposed Disclosure, after which ICON, its Affiliates, Sublicensees and academic collaborators shall have the right to publish or present the disclosure as amended by ARIAD.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

5.3 Publicity.  Neither Party may publicly disclose the existence or terms or any other matter of fact regarding this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may make such a disclosure without the consent of the other Party (a)  to the extent required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded or intends to be listed or traded, or (b)  to any professional advisors, potential acquirers, investors, prospective investors, lenders and other potential financing sources who are obligated to keep such information confidential.  In the event that such disclosure is required as aforesaid in clause (a), the disclosing Party shall make reasonable efforts to provide the other Party with notice beforehand and to coordinate with the other Party with respect to the wording and timing of any such disclosure.  The Parties have agreed upon the form and timing of a press release with respect to execution of this Agreement, which form is attached to this Agreement as Exhibit A.  Once such press release or any other written statement is approved for disclosure by both Parties, either Party may make subsequent public disclosure of the contents of such statement without the further approval of the other Party.

5.4 Use of Name.  Neither Party shall employ or use the name of the other Party in any promotional materials or advertising without the prior express written permission of the other Party.

5.5 Trademark.  ICON shall have the right to market the ICON Licensed Products under trademarks selected by ICON.  ICON and its Affiliates and Sublicensees shall include ARIAD’s name and logo on the packaging for ICON Licensed Products with reasonable prominence in a form approved by ARIAD, such approval not to be unreasonably withheld.  ARIAD hereby grants to ICON the right to use its name and logo as set forth above (“Trademark License”).  The term of the Trademark License shall survive any expiration or termination of this Agreement for the period during which the inventory that existed at the termination or expiration of this Agreement remains unsold, but only with respect to use on such inventory.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

6.	PROVISIONS CONCERNING THE FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS; OWNERSHIP OF INVENTIONS

6.1 Patent Filing, Prosecution and Maintenance.  Subject to the other terms of this Section 6.1, ARIAD shall be responsible for preparing, filing, prosecuting, obtaining and maintaining, at its sole cost, expense and discretion, and acting through patent attorneys or agents of its choice, all Licensed Patent Rights in such countries as ARIAD determines.  ICON shall, within thirty (30) days after the Effective Date, advise ARIAD in writing of the countries in which ICON intends to market ICON Licensed Products, either directly or through Sublicensees or Distributors, and shall update that list from time to time as ICON changes its intentions.  ARIAD (i) will provide ICON with a copy of pending claims of the Licensed Patent Rights that are relevant to the Licensed Field, and (ii) will keep ICON reasonably informed of the issuance or abandonment of such claims.

6.2 Notice of Infringement.  If, during the License Term, either Party learns of any actual, alleged or threatened infringement by a Third Party of any Licensed Patent Rights in the Licensed Field under this Agreement, such Party shall promptly notify the other Party and shall, to the extent it may lawfully do so, provide such other Party with available evidence of such infringement.

6.2.1 Enforcement.  ARIAD shall have the right (but not the obligation), which it may grant to any Pharmaceutical Partner, at its own expense and with legal counsel of its own choice, to bring suit (or take other appropriate legal action) against any actual, alleged or threatened infringement of the Licensed Patent Rights.  If the alleged or threatened infringement is in the Licensed Field, ICON shall have the right, at its own expense, to be represented in any such action by counsel of ICON’s own choice; provided, however, that under no circumstances shall the foregoing affect the right of ARIAD (or its Pharmaceutical Partner) to control the suit as described in the first sentence of this Section 6.2.1.  If ARIAD or its Pharmaceutical Partner brings any such action or proceeding hereunder (i) ICON agrees to be joined as party plaintiff if necessary to prosecute such action or proceeding, and (ii) at ARIAD’s expense, ICON shall give ARIAD or its Pharmaceutical Partner reasonable assistance and authority to file and prosecute the suit, provided, however, that if ARIAD’s Pharmaceutical Partner in any such instance is one of the other two (2) Exclusive Licensees, then ICON shall not be required to disclose any of its Confidential Information to its competitive disadvantage with respect to such other Exclusive Licensee(s), and (iii) ARIAD or its Pharmaceutical Partner shall be permitted to settle any such suit without the prior consent of ICON.  For the avoidance of doubt, it is hereby expressly agreed that ICON shall have the sole right (but not the obligation) to take any action in respect of any actual, alleged or threatened infringement of ICON Patent Rights.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

6.3 Ownership of Inventions.

6.3.1 Background IP.  Subject to the rights and licenses expressly granted herein, each Party shall retain all right, title and interest in and to all inventions, discoveries and other intellectual property rights owned or controlled by a Party, or which such Party otherwise has a right to use, prior to the Effective Date.

6.3.2 Sole Inventions.

(a) Subject to the rights and licenses expressly granted herein, all right, title and interest in and to all inventions, discoveries and other intellectual property rights therein conceived or invented solely by personnel of a Party without use of the Confidential Information or proprietary materials of the other Party in connection with the performance of such Party’s rights and obligations hereunder shall be owned solely by such Party (collectively, “Sole IP”).

(b) ICON shall solely own all right, title and interest in patent claims filed by ICON after the Effective Date which (i) comprise inventions conceived or invented solely by personnel of ICON after the Effective Date using the Confidential Information of ARIAD as permitted by this Agreement, (ii) include the limitation of a Medical Device, and (iii) comprise a Medical Device, a method of using a Medical Device in the Licensed Field or a method of treatment using a Medical Device in the Licensed Field (collectively, “ICON Sole IP”).

(c) ARIAD shall solely own all right, title and interest in patent claims filed by ARIAD after the Effective Date which (i) comprise inventions conceived or invented solely by personnel of ARIAD after the Effective Date using the Confidential Information of ICON as permitted by this Agreement, (ii) do not include the limitation of a Medical Device, and (iii) comprise the composition of matter of a rapamycin analog, the use of rapamycin or a rapamycin analog or methods of treatment using rapamycin or a rapamycin analog (collectively, “ARIAD Sole IP”).

6.3.3 Joint Inventions.  Except as otherwise set forth in this Section 6.3, all right, title and interest in and to all inventions, discoveries and other intellectual property rights therein conceived or invented jointly by personnel of ARIAD and ICON or solely by personnel of one Party using Confidential Information or proprietary materials of the other Party in connection with the performance of such Party’s rights and obligations hereunder shall be jointly owned by ARIAD and ICON (collectively, “Joint IP”).  Except as expressly provided in this Agreement, it is understood that each Party shall be free to license or exploit Joint IP and that neither Party shall have any obligation to account to the other for profits, or to obtain any approval of the other Party to license or exploit Joint IP.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

6.3.4 Assignments.  The Parties hereby agree to execute and deliver any and all documents, including without limitation, any agreements relating to the assignment of ownership rights, as the other Party may reasonably request to give effect to the allocation of ownership rights set forth in this Section 6.3.

6.3.5 Licenses.

(a) ICON hereby grants to ARIAD a non-exclusive, royalty-free, fully paid up, sublicensable license under its interest in Joint IP to develop, have developed, make, have made, use, have used, sell, have sold, offer to sell, import, have imported, export, have exported, distribute, market or promote products for sale and use (but not ICON Licensed Products) outside the Licensed Field and to the extent ARIAD retains rights in the Licensed Field pursuant to Section 2.1.2(b) also in the Licensed Field.

(b) ARIAD hereby grants to ICON a non-exclusive, royalty-free, fully paid up, sublicensable license under its interest in Joint IP to develop, have developed, make, have made, use, have used, sell, have sold, offer to sell, import, have imported, export, have exported, distribute, market or promote ICON License Products for sale or use in the Licensed Field.

7.	REPRESENTATIONS AND WARRANTIES

7.1 ARIAD Representations.  ARIAD represents and warrants to ICON that, except as previously disclosed to ICON prior to the Effective Date of this Agreement, the foregoing representations and warranties made by ARIAD are true, as of the Effective Date:

7.1.1 The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate ARIAD corporate action.

7.1.2 This Agreement is a legal and valid obligation binding upon ARIAD and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by ARIAD does not conflict with any agreement, instrument or understanding to which ARIAD is a party or by which it is bound.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

7.1.3 ARIAD is the owner of, or has sufficient rights to, the Licensed Patent Rights and the Licensed Technology, to grant to ICON the licenses set forth in Section 2.1.1 of this Agreement.

7.1.4 As of the Effective Date, ARIAD intends to develop, make or have made AP23573 in accordance with this Agreement and intends to supply API to ICON on terms to be agreed upon in the Supply Agreement.

7.1.5 As of the Effective Date, there are no actions or claims pending or threatened in writing against ARIAD or its Affiliates in any court with respect to the Licensed Patent Rights or Licensed Technology.

7.1.6 Schedule A is a complete and accurate list of all Licensed Patent Rights in existence as of the Effective Date.

7.1.7 As of the Effective Date, there are no agreements between ARIAD and any Third Party that require ARIAD to make any contractual payment to any Third Party in connection with the grant of the licenses hereunder to ICON or the exercise thereof by ICON.

7.1.8 As of the Effective Date, ARIAD has not granted to any Pharmaceutical Partner the right to sell or have sold API to any Third Party for use in the Licensed Field.  ARIAD covenants to ICON that following the Effective Date hereof and during the Term of this Agreement it shall not grant to any Pharmaceutical Partner (unless such Pharmaceutical Partner is also an Exclusive Licensee) the right to sell or have sold API to any Third Party for use in the Licensed Field.

7.1.9 ARIAD has obtained from its present other Exclusive Licensee, and will use Commercially Reasonable Efforts to obtain from any other Exclusive Licensee, summaries of data generated by them in connection with their preclinical studies of any product containing AP23573 and the right to provide such preclinical data to ICON all on terms substantially similar to Section 3.3.5 hereof.

7.2 ICON Representations.  ICON represents and warrants to ARIAD that:

7.2.1 The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate ICON corporate action.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

7.2.2 This Agreement is a legal and valid obligation binding upon ICON and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by ICON does not conflict with any agreement, instrument or understanding to which ICON is a party of or by which it is bound.

7.2.3 As of the Effective Date, there are no actions or claims threatened (in writing) or pending against ICON or its Affiliates in any court with respect to ICON Licensed Products.

7.2.4 As of the Effective Date, ICON intends to develop manufacture, market and sell ICON Licensed Products in accordance with this Agreement and intends to purchase API from ARIAD on terms to be agreed upon in the Supply Agreement.

7.2.5 ICON has no knowledge of any information that would affect the validity or enforceability of the Licensed Patent Rights.

7.3 No Warranties.

7.3.1 Nothing in this Agreement is or shall be construed as:  (a) a warranty or representation by either Party as to the validity or scope of any patent application or patent licensed hereunder; or (b) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted pursuant to this Agreement is or will be free from infringement of patents, copyrights, and other rights of Third Parties.

7.3.2 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OF NON-INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF THIRD PARTIES, OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

7.3.3 EXCEPT FOR ICON’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 8 OR A BREACH OF ICON’S OR ARIAD’S OBLIGATIONS OF CONFIDENTIALITY UNDER ARTICLE 5, IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER OR AS A RESULT OF THIS AGREEMENT FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, TREBLE, PUNITIVE, EXEMPLARY OR OTHER SIMILAR TYPES OF DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR BUSINESS OPPORTUNITY, INCURRED BY THE OTHER PARTY, WHETHER IN CONTRACT OR TORT OR BASED ON A WARRANTY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

8.	INDEMNIFICATION AND INSURANCE

8.1 Indemnification.

8.1.1 ICON Indemnity.  ICON shall at all times, during and after the Term, indemnify, defend and hold harmless ARIAD, its Affiliates and their respective directors, officers, employees, stockholders and agents and their respective successors, heirs and assigns (the “ARIAD Indemnitees”) from and against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon such ARIAD Indemnitees, or any of them, in connection with any Third Party claims, suits, actions, demands or judgments, including, without limitation, personal injury and product liability matters, to the extent arising out of (i) any actions or omissions of ICON and its Sublicensees and Distributors and their respective Affiliates in the development, testing, production, manufacture, supply, promotion, import, sale or use by any person of any ICON Licensed Product (or any component thereof) manufactured or sold by ICON or any Affiliate, Sublicensee or Distributor under this Agreement, (ii) infringement of the intellectual property rights of any Third Party through the manufacture, use or sale of ICON Licensed Products, except to the extent such infringement relates to the manufacture, sale, or use of AP23573 generally and not to its delivery by an ICON Licensed Product, (iii) any material breach of this Agreement by ICON, or (iv) gross negligence or willful misconduct on the part of ICON or any of its directors, officers and employees.

8.1.2 Indemnification Procedures.  In the event that any ARIAD Indemnitee (the “Indemnified Party”) is seeking indemnification under Section 8.1.1 above from ICON (the “Indemnifying Party”), the Indemnified Party shall notify the Indemnifying Party of such claim with respect to such Indemnified Party as soon as reasonably practicable after the Indemnified Party receives notice of the claim, and Indemnified Party shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim; provided, however, that the Indemnifying Party shall not agree to any settlement that adversely impacts the Indemnified Party without first seeking and receiving the Indemnified Party’s prior written consent.  The indemnification obligations under Article 8 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be withheld or delayed unreasonably.  The Indemnified Party, its employees and agents, shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by Section 8.1.1.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

8.2 Insurance.

8.2.1 Coverage.  During the Term and for [***] ([***]) years thereafter, ICON shall have and maintain in effect, at ICON’s sole cost, the following insurance relating to ICON’s performance hereunder: (a) commercial general liability insurance for bodily injury and property damage, in an amount of not less than [***] Dollars ($[***]) for each occurrence and [***] Dollars ($[***]) in the aggregate, and (b) product liability insurance in an amount of not less than [***] Dollars ($[***]).

8.2.2 Scope.  The insurance required by this Section 8.2 shall cover all performance under this Agreement by ICON and its agents, officers, directors, employees, and representatives.

8.2.3 Additional Insured.  ICON shall have ARIAD named as additional insured under the above insurance policy obtained by ICON.  Such additional insured status shall be procured and evidenced by an additional insured endorsement on the policy and certificate of insurance.

8.2.4 Certificates and Endorsements.  ICON shall furnish valid certificates of insurance and endorsements to ARIAD evidencing that ICON has obtained insurance coverage required under this Section 8.2.

9.	TERM AND TERMINATION

9.1 Term; Expiration.  The “Term” of this Agreement shall commence on the Effective Date and unless earlier terminated in accordance with this Article 9 shall expire upon the later to occur of (i) the expiration of the final royalty payment obligation under Section  4.2, or (ii) fifteen (15) years after the First Commercial Sale of an ICON Licensed Product.  Upon the expiration of the Term, ICON shall have a fully paid-up, irrevocable license under the Licensed Technology and the right to use the ARIAD name and logo pursuant to the Trademark License granted under Section 5.5, to develop, use, make, have made, import, have imported, export, have exported, sell, have sold, offer to sell, distribute, market and promote ICON Licensed Products, for any and all uses within the Licensed Field.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

9.2 Termination for Breach.  In addition to any other remedies available by law or in equity, this Agreement may be terminated by either Party upon any material breach by the other Party of any obligation of this Agreement, such termination to be effective forty-five (45) days, in the case of non-payment of any amount due, ninety (90) days, in the case of any other curable material breach, and immediately, in the case of any non-curable material breach, after receipt by the breaching Party of written notice of termination from the non-breaching Party describing such material breach of this Agreement and/or the Supply Agreement in reasonable detail.  Notwithstanding the foregoing, if such default or breach is curable and is cured or remedied or shown to be non-existent within the aforesaid 45-day or 90-day period (the “Cure Period”), the notice of termination shall be automatically withdrawn and of no legal force and effect; provided, that such Cure Period shall be shortened, as appropriate, if such breach or default must be cured within non-extendible time limits set forth by governmental entities (e.g., Regulatory Authorities, patent office, etc.). Any termination based upon notice of termination describing a curable material breach shall be stayed, and the Cure Period tolled, in the event that, during any Cure Period, the Party alleged to have materially breached this Agreement shall have initiated dispute resolution in accordance with Section 10.2 with respect to the alleged default, which stay and tolling shall last until a final arbitral award is made.

9.3 Termination for Bankruptcy.  In the event that either Party files for protection under bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within sixty (60) days of the filing thereof, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.

9.4 Termination Without Cause.

9.4.1 ICON may terminate this Agreement upon thirty days’ prior written notice to ARIAD: (i) if ICON reasonably concludes that no ICON Licensed Product will be safe for use in man, (ii) [***], (iii) [***], or (iv) [***].

9.4.2 ARIAD may terminate this Agreement upon thirty days’ prior written notice to ICON pursuant to Section 3.1.2.

9.5 Termination Upon a Challenge.  Except to the extent the following is unenforceable under the law of a particular jurisdiction where a patent application within the Licensed Patent Rights is pending or a patent within the Licensed Patent Rights is issued, ARIAD may terminate this Agreement immediately on written notice to ICON in the event that ICON or any of its Affiliates or Sublicensees Challenges any Licensed Patent Right or assists a Third Party in initiating a Challenge of any Licensed Patent Right, other than pursuant to a valid court order which is not subject to appeal.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

9.6 Effects of Termination.  Upon termination of this Agreement under Section 9.2, 9.3, 9.4 or 9.5 and subject to Section 5.1.4, as of the effective date of any  such termination:  all relevant licenses and sublicenses granted by ARIAD to ICON hereunder, ARIAD’S covenants to ICON in Article 2 and the Parties’ future obligations under Article 3 and Sections 4.1 through 4.4, shall terminate automatically and ICON shall not be liable to make any further payments to ARIAD under this Agreement (other than payments accrued before the date of termination). Notwithstanding the foregoing, ICON and its Affiliates and Sublicensees shall have the right to sell or otherwise dispose of all ICON Licensed Products then on hand, with royalties to be paid to ARIAD on all Net Sales of such ICON Licensed Products as provided for in this Agreement.

9.7 Remedies.  Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article 9 are in addition to any other relief and remedies available to either Party at law or equity

9.8 Surviving Provisions.  Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in Articles 1, 5, 8, 10 and 11, and Sections 2.1.2, 3.1.3 (solely with respect to the second sentence therein), 4.5 (solely with respect to sales made or milestones achieved prior to termination or expiration of the Term or sales made pursuant to the last sentence of Section 9.6), 4.6, 6.3, 7.3, 9.1, 9.6, 9.7 and 9.8 shall survive the expiration or termination of the Term.  Without limiting the generality of the foregoing, ICON shall have no obligation to make any milestone payment to ARIAD that has not accrued prior to the effective date of any termination of this Agreement, but shall remain liable for all such payment obligations accruing prior to the effective date of such termination.

10.	DISPUTES

10.1 The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the Term of this Agreement which relates to either Party’s rights and/or obligations hereunder.  In the event of the occurrence of such a dispute, either Party may, by written notice to the other Party, have such dispute referred to their respective senior officials designated below or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received.  Said designated senior officials are as follows:

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

For ICON:      Chief Executive Officer

For ARIAD:    Chief Executive Officer

In the event the designated senior officials are not able to resolve such dispute within the thirty (30) day period, either Party may invoke the provisions of Section 10.2.

10.2 Any dispute, controversy or claim initiated by either Party arising out of, resulting from or relating to this Agreement, or the performance by either Party of its obligations under this Agreement (other than bona fide Third Party actions or proceedings filed or instituted in an action or proceeding by a Third Party against a Party), whether before or after termination of this Agreement, shall be finally resolved by binding arbitration.  Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party.  Any such arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by a panel of three arbitrators appointed in accordance with such rules.  Any such arbitration shall be held in Boston, Massachusetts.  The method and manner of discovery in any such arbitration proceeding shall be governed by the Federal Rules of Civil Procedure and the local rules of the District Court for the District of Massachusetts.  The arbitrators shall have the authority to grant injunctions and/or specific performance and to allocate between the Parties the costs of arbitration in such equitable manner as they determine.  Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.  In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations.  Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrators hereunder or pending the arbitrators’ determination of any dispute, controversy or claim hereunder.

11.	MISCELLANEOUS

11.1 Notification.  All notices, requests and other communications hereunder shall be in writing, shall be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either: (i)  delivered by hand, (ii)  made by facsimile transmission (to be followed with written fax confirmation), (iii)  sent by private courier service providing evidence of receipt, or (iv)  sent by registered or certified mail, return receipt requested, postage prepaid.  The addresses and other contact information for the Parties are as follows:

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

If to ARIAD:	ARIAD Pharmaceuticals, Inc.
ARIAD Gene Therapeutics, Inc.
26 Landsdowne Street
Cambridge, MA 02139
Telephone: (617) 494-0400
Fax: (617) 494-1828
Attn.: Chief Executive Officer

With a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Phone: (617) 542-6000
Fax: (671) 542-2241
Attn.: Jeffrey M. Wiesen, Esq.

If to ICON:	ICON Medical Corp.
1414 South Green Road, Suite 309
Cleveland, Ohio 44121
Tel: (404) 920-2062
Fax: (404) 920-2065
Attn.: Jack Merritt

With a copy to:	Cooley Godward Kronish LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Tel: (650) 843-5753
Fax: (650) 849-7400
Attn: Frank Rahmani, Esq.

All notices, requests and other communications hereunder shall be deemed to have been given either (i)  if by hand, at the time of the delivery thereof to the receiving Party at the address of such Party set forth above, (ii)  if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, unless not on a business day on the receiving end, in which event such communication shall be deemed to have been given on the next business day, (iii)  if sent by private courier, on the third (3rd) business day following the day such notice is delivered to the courier service, or (iv)  if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made (10th business day if sent internationally).

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

11.2 Language.  This Agreement has been prepared in the English language and the English language shall control its interpretation.

11.3 Governing Law.  This Agreement will be construed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts (excluding its body of law controlling conflicts of law).

11.4 Limitations.  Except as set forth elsewhere in this Agreement, neither Party grants to the other Party any right or license to any of its intellectual property.

11.5 Entire Agreement.  This Agreement and the Stock Purchase Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior representations, understandings and agreements between the Parties with respect to the subject matter hereof and thereof.  No modification of this Agreement shall be effective unless in writing with specific reference to this Agreement and signed by the Parties.  In the event of any conflict between this Agreement and the Supply Agreement, the terms of this Agreement shall control.

11.6 Waiver.  The terms or conditions of this Agreement may be waived only by a written instrument executed by the Party waiving compliance.  The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same.  No waiver by either Party of any condition or term shall be deemed as a continuing waiver of such condition or term or of another condition or term.

11.7 Headings.  Section and subsection headings are inserted for convenience of reference only and do not form part of this Agreement.

11.8 Assignment.  Neither this Agreement nor any right or obligation hereunder may be assigned, delegated or otherwise transferred, in whole or in part, by either Party without the prior express written consent of the other; provided, however, that (i) each of ARIAD Pharmaceuticals, Inc. or ARIAD Gene Therapeutics, Inc. may, without the written consent of ICON, assign this Agreement to its Affiliates, or in connection with the transfer or sale of all or substantially all of its assets or business related to this Agreement, or in the event of its merger, consolidation, change in control or similar transaction (collectively, “Change in Control”), (ii) ICON may, without ARIAD’s written consent, assign this Agreement in connection with a transaction involving a Change in Control if, but only if, the entity to which this Agreement is assigned in the Change of Control agrees in writing to assume all of ICON’s obligations under this Agreement, including without limitation the provisions of Section 3.1.2 substituting the level of resources and effort the assignee would normally apply for those of ICON in the definition of Commercially Reasonable Efforts, to apply in said Section 3.1.2.  Any purported assignment in violation of this Section 11.8 shall be void.  The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the Parties.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

11.9 Force Majeure.  Upon notice to the other Party of such event, neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of such Party.  In event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

11.10 Construction.  The Parties hereto acknowledge and agree that:  (i)  each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii)  the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii)  the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

11.11 Severability.  If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the Term hereof, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby provided that a Party’s rights under this Agreement are not materially affected.  The Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid, illegal or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

11.12 Further Assurances.  Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.13 Independent Contractors.  Notwithstanding any provision to the contrary herein, the relationship of the Parties is that of independent contractor, and nothing herein shall be construed to create a partnership, joint venture, franchise, employment, or agency relationship between the Parties.  Neither Party shall have authority to enter into agreements of any kind on behalf of the other Party, nor shall either Party have the power or authority to bind or obligate the other Party in any manner.

11.14 Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.15 Authority of ARIAD Pharmaceuticals, Inc.  ARIAD Gene Therapeutics, Inc. hereby appoints ARIAD Pharmaceuticals, Inc. as its exclusive agent for all purposes of this Agreement and hereby instructs ICON to deal solely with ARIAD Pharmaceuticals, Inc. hereunder.

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Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representative in three (3) originals.

ICON MEDICAL CORP.	ARIAD PHARMACEUTICALS, INC.

By: /s/ Vernon H. Merritt	By: /s/ Harvey J. Berger, M.D.
Name: Vernon H. Merritt	Name: Harvey J. Berger, M.D.
Title: President and CEO	Title: Chairman and Chief Executive Officer

ARIAD GENE THERAPEUTICS, INC.

By: /s/ Harvey J. Berger, M.D.
Name: Harvey J. Berger, M.D.
Title: Chairman and Chief Executive Officer

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

SCHEDULE A
LICENSED PATENT RIGHTS
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Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

Exhibit A

Joint Press Release

News Release

FOR IMMEDIATE RELEASE	CONTACT:	Edward M. Fitzgerald
ARIAD
(617) 621-2345

Jack Merritt
ICON
(404) 920-2062

Sondra Newman
Pure Communications
(617) 877-5687

ARIAD ANNOUNCES COLLABORATION WITH ICON MEDICAL TO
DEVELOP AND COMMERCIALIZE NOVEL DEFOROLIMUS-ELUTING STENTS

Agreement Further Highlights Therapeutic Value of ARIAD’s Novel mTOR Inhibitor

Cambridge, MA, October 9, 2007 – ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced that it has entered into a non-exclusive license agreement with ICON Medical Corp., an emerging cardiovascular medical device company, to develop and commercialize drug-eluting stents that deliver ARIAD’s novel mTOR inhibitor, deforolimus, to prevent restenosis of injured vessels following interventions in which stents are used in conjunction with balloon angioplasty.  Inhibitors of mTOR block the wound-healing response to arterial injury that leads to restenosis.

As part of the agreement, ARIAD will receive an equity stake in ICON, up to $27 million in payments based on achievement of certain clinical, regulatory and commercial milestones for two products and royalties on worldwide sales of all ICON medical devices delivering deforolimus.  ICON will be responsible for the development and commercialization of these medical devices, and ARIAD will supply deforolimus to ICON for use in these devices. Additional terms were not disclosed.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

ARIAD has retained the right to enter into one additional non-exclusive license agreement, in addition to the licenses granted to ICON and Medinol, Ltd., to develop and commercialize medical devices delivering deforolimus for use in vascular disease.

“ICON is one of the most innovative and promising medical device companies with broadly applicable technologies,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD.  “ICON’s design and manufacturing capabilities have led to highly differentiated stent platforms and bioabsorbable polymer formulations that should enable its deforolimus-eluting stents to provide substantial benefit to patients with coronary and peripheral vascular disease.  This agreement further enables ARIAD to focus on developing deforolimus in multiple cancer indications with our partner, Merck & Co., while maximizing the drug’s potential non-oncology applications.”

The proprietary metal alloy (Nuloy™) developed by ICON permits the manufacture of stents with extremely thin struts, yet without sacrificing radial strength.  The Nuloy coronary stent system can be readily delivered to target vessels and positioned in difficult-to-reach vascular lesions, without compromising radiopacity (density) or durability of the stent.  The Nuloy bare-metal stent has successfully completed its first-in-humans clinical trial.  This platform will form the basis for ICON’s initial deforolimus-eluting stent for use in coronary arteries.

“We are delighted with the opportunity to work together with the ARIAD team.  Having access to a well-characterized and broadly studied drug for use in drug-eluting stents should allow ICON to move ahead expeditiously in the development of our portfolio of innovative cardiovascular products for coronary and peripheral vascular disease,” said Jay Yadav, M.D., chairman of ICON.  President and chief executive officer of ICON, Jack Merritt, added, “The combination of the Nuloy stent platform and deforolimus should provide interventional cardiologists and radiologists with breakthrough treatment options in this growing patient population.”

About Restenosis and Drug-eluting Stents

Restenosis is a reblockage of an artery at the same site where a treatment, such as balloon angioplasty and/or a stenting procedure, has been implemented weeks to months earlier. In patients who have undergone balloon angioplasty and stent placement, restenosis within and around the stent occurs frequently, depending on the stent design and underlying disease.  The main reason for such reblockage is the overgrowth of tissue (similar to scar tissue) that may cause narrowing of the vessel and further constriction.  Stents that release a drug, such as an mTOR inhibitor (e.g., sirolimus) or a mitotic inhibitor (e.g., paclitaxel), have been shown to reduce the extent of tissue overgrowth, lower the incidence of restenosis and result in improved clinical outcomes for many patients.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

About Deforolimus

ARIAD's lead product candidate, deforolimus, is a novel small-molecule inhibitor of the protein mTOR, a "master switch" in cancer cells.  Blocking mTOR creates a starvation-like effect in cancer cells by interfering with cell growth, division, metabolism, and angiogenesis.  Multiple Phase 1 and 2 clinical trials of deforolimus in solid tumors and hematologic cancers have completed patient enrollment.  The ongoing global Phase 3 SUCCEED trial of oral deforolimus in metastatic soft-tissue and bone sarcomas is based on a Special Protocol Assessment agreed upon by the U.S. Food and Drug Administration.  ARIAD has a global partnership with Merck & Co., Inc. to develop and commercialize deforolimus in cancer.  Blocking mTOR also impedes the wound-healing response to arterial injury that leads to restenosis.  ARIAD is collaborating with Medinol Ltd. and ICON Medical Corp. to develop deforolimus-eluting stents to prevent restenosis of injured vessels following interventions in which stents are used in conjunction with balloon angioplasty.

About ICON Medical

ICON Medical Corp., an emerging cardiovascular medical device company, is engaged in the development of an innovative new stent material, Nuloy™, to be used as a platform for both bare-metal and drug-eluting stents.  The Nuloy material has inherent properties which allow for extremely thin struts, almost 50% thinner than the most advanced commercial coronary stent available.  Nuloy allows ICON to manufacture stents with increased strength, radiopacity and deliverability, and decreased elastic recoil compared with that in existing stent materials.  The ICON Nuloy stent material allows for dramatic improvements in crossing profile and deliverability, without compromise to radiopacity and durability of the stent.

ICON is also developing a bioabsorbable stent platform based on its Micro-Electro-Mechanical Systems (MEMS) technology for use in peripheral vessels.  The MEMS technology allows ICON to enhance mechanical functionality and drug delivery by way of multi-layer tailoring construction of the stent and by incorporating microstructures, which deliver drug directly to the site of injury deep within the medial vessel wall.  This controlled delivery of drug followed by stent absorption may result in improved outcomes and re-intervention options in superficial femoral arteries.

About ARIAD

ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules.  ARIAD is developing a comprehensive approach to patients with cancer that addresses the greatest medical need – aggressive and advanced-stage cancers for which current treatments are inadequate.  ARIAD has a global partnership with Merck & Co., Inc. to develop and commercialize deforolimus, ARIAD's lead cancer product candidate.  Medinol Ltd and ICON Medical Corp. are also developing deforolimus-eluting stents to prevent restenosis of injured vessels following interventions in which stents are used in conjunction with balloon angioplasty.  ARIAD has an exclusive license to pioneering technology and patents related to certain NF-kB treatment methods, and the discovery and development of drugs to regulate NF-kB cell-signaling activity, which may be useful in treating certain diseases.  Additional information about ARIAD can be found on the web at http://www.ariad.com.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

This press release contains “forward-looking statements,” including statements related to the potential payment of clinical, regulatory and commercial milestones and product royalties.  Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements.  These risks and uncertainties include, but are not limited to, the costs associated with our research, development, manufacturing and other activities, the conduct and results of pre-clinical and clinical studies of our product candidates, difficulties or delays in obtaining regulatory approvals to market products resulting from our development efforts, our reliance on strategic partners and licensees, and other key parties for the successful development, manufacturing and commercialization of products, the adequacy of our capital resources and the availability of additional funding, patent protection and third-party intellectual property claims relating to our and any partner's product candidates, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-kB patent portfolio, the potential acquisition of or other strategic transaction regarding the minority stockholders' interests in our 80%-owned subsidiary, ARIAD Gene Therapeutics, Inc., future capital needs, key employees, markets, economic conditions, prices, reimbursement rates, competition and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission.  The information contained in this document is believed to be current as of the date of original issue.  The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

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Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.